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                                                                   EXHIBIT 10.10

                            The Pathways Group, Inc.
                                Corporate Office
                              14201 NE 200th Street
                              Woodinville, WA 98072
                            Telephone (425) 483-3411
                            Facsimile (425) 485-4476


Carey F. Daly, II
President and CEO



December 12, 1997


Dr. Herman Aizawa
Superintendent
Department of Education, State of Hawaii
Queen Liliuokalani Building
1390 Miller Street
Honolulu, HI 96813

                  Re: Application of Smart Card Technology for the School Lunch Program,
                           A+ After School Care Program, and
                           Bus Program
                           at the Mililani Schools Complex

Dear Dr. Aizawa,

In an effort to summarize the current status of negotiations between the Department of Education (DOE) and the Pathways Group, Inc. (PATHWAYS), we are submitting this Letter of Intent (LOI). This LOI is consistent with recent discussions between Mr. Carey Daly and Mr. David Mayeda of PATHWAYS and Mr. Alfred Suga, Ms. Diane Oshiro, Ms. Vicky Kajioka, Mr. Allan Stone and Mr. Gene Kaneshiro, all representing the DOE. It is understood that this LOI and any ensuing negotiations resulting between PATHWAYS and the DOE are covered by a Non-Disclosure Agreement (NDA) which is attached to this LOI.

This letter is only a statement of intent to move forward and gather the necessary information from the schools involved and to continue negotiations with Ms. Oshiro and the other participants in this project toward a mutually successful Pilot Program.



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A binding agreement concerning this Pilot Program between the parties will arise only when all material terms have been stated in a written agreement approved by legal counsel of each party and signed by the CEO of PATHWAYS and the Superintendent of DOE.

All documents concerning the proposed provisions of a binding agreement which are exchanged in the course of negotiations, even if signed by a CEO or Superintendent, shall be considered only a part of the negotiations and shall have no legal effect unless subsequently incorporated in the fully executed Pilot Agreement. Each party agrees that it will not contend to the contrary.

             1.     Designation of Negotiators

The parties agree that the persons named below shall represent them in the negotiations:

             For The Department of Education (DOE):

                   Name and Title:          Diane Kaapana Oshiro
                                            Assistant Superintendent
                                            Office of Information &
                                            Telecommunication Service

                   Business Address:        Department of Education
                                            P. O. Box 2360
                                            Honolulu, HI  96804

                   Business Phone:          (808) 586-3307

                   Business Fax:            (808) 586-3645

             For The Pathways Group:

                   Name and Title:          David Mayeda
                                            Hawaii Region Manager

                   Business Address:        The Pathways Group, Inc.
                                            745 Fort Street, Suite 333
                                            Honolulu, HI 96813

                   Business Phone           (808) 531-4408

                   Business Fax:            (808) 537-3541


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             2.     Conduct of Negotiations

All negotiations, including exchanges of drafts, proposals and other information, shall be conducted only through the negotiators named above.

             3.     Points of Tentative Agreement and Further Negotiation

             A. Both parties are working towards an agreement for a Pilot Program for the School Lunch, A+ After School Care and the Bus program for the Mililani School Complex involving the installation of integrated, Smart Card based transaction systems for a minimum period of 90 days. Details on the pilot are currently in continued negotiation.

             B. In forming a Pilot Project Agreement, the parties agree to the following general allocation of responsibilities which may be modified on a case-by-case basis if circumstances warrant:

                    (1)     PATHWAYS will provide an integrated
                            system solution for specifically identified projects, in which PATHWAYS will integrate the use of Smart Cards, related reader/writer devices and terminals for specific engagements into a transaction and database system. Such a system will provide, as necessary, for database management, reports, interfaces, security, card stock management, personalization, fulfillment, clearance and the facilitation of bank settlement The system will include all software necessary to perform these functions and facilitate operation of the integrated system for each identified project. The identification of the projects, and the components of each are to be negotiated to whatever extent is reasonable, given the status of each identified project.

                    (2) DOE will provide an initial data set from various DOE data sources in a format to be defined and negotiated for each identified project.

                    (3) DOE will provide supplemental data to the original conversion data set in a form and with specified frequency as defined and negotiated for each identified project on an ongoing basis.



             C. DOE and PATHWAYS will provide to each other information and support necessary for each party to complete this Pilot Project. The terms and conditions are to be negotiated.



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             D.     The parties anticipate working together on the following
                    projects:

                    (1)   School Lunch Program
                    (2)   School Bus Program
                    (3)   A+ After School Care Program

             The terms and conditions of each cooperative effort may vary and will be subject to negotiation.

             4.     Target Date for Execution of Pilot Program Agreement

             The target date for execution of a Pilot Program Agreement between the parties is January _____, 1998. However, if a Pilot Program Agreement has not been signed by that date, nevertheless the parties expect to continue toward signing of a Pilot Program Agreement as soon as possible thereafter.

             5.     Termination of Negotiations

             The parties also recognize that either party, at any time, and without stating any reason, may terminate the negotiations for which this Letter of Intent provides.

             6.     Applicable Law

             This Letter of Intent shall be construed and interpreted pursuant to the laws of the State of Hawaii, including its choice of law rules.

             7.     Entire Letter of Intent:

             This Letter of Intent supercedes prior discussions and agreements, if any, between the parties concerning a possible Comprehensive Business Relationship Agreement. The provisions of this Letter of Intent shall not be amended or modified except by a written amendment to this Letter of Intent signed by the CEO of Pathways and the Superintendent of the DOE.

             This Letter of Intent is expressed in two identical originals to be signed by both parties.









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             I have signed the enclosed originals. If this Letter of Intent states our mutually acknowledged current intent respecting the procedures, purpose and scope of our negotiations, please indicate by signing below and returning one signed original to PATHWAYS' Corporate Offices in Woodinville, Washington.


THE PATHWAYS GROUP, INC.               The Department of Education (DOE)
                                       State of Hawaii



By: /s/ Carey F. Daly II               By: /s/ Herman Aizawa
    Carey F. Daly II                       Herman Aizawa
    President & CEO                        Superintendent



Date: 12/12/97                         Date: 12/23/97










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